November 1, 2011

Dear Shareholder:

We are almost midway through Q4, and we are pleased to share further progress with you.

We have recently completed our ticker symbol change with FINRA (Financial Industry Regulation Authority, Inc.).  Our new ticker symbol, WBXU, brings us increased corporate visibility to investors, shareholders, and prospective acquisitions.

We have enclosed your share certificate with this letter.  Please review your certificate to insure that all information is correct.  Should you have any questions or issues please do not hesitate to contact us.

In addition to our ticker symbol change, this month we announced the appointment of John Ellis to serve as our President and COO effective October 3, 2011.  We are very pleased to welcome him as a valuable resource to our team.  John brings to Webxu a very successful track record in operations and product marketing with leading public companies such as Yahoo, ValueClick and Earthlink.

Finally, we are continuing our due diligence review of potential acquisition targets.  Although the due diligence reviews are not yet complete, we are hoping to complete at least one of these transactions prior to the end of this year.

Thank you for continuing to be a part of our exciting growth story.  We hope you and your family have a wonderful holiday season.

Sincerely,

Matt Hill
Chairman and CEO
Webxu, Inc.

3435 Ocean Park Blvd., Suite 107-282, Santa Monica, CA 90405 (310) 807-1765
www.webxu.com